Exhibit 99
NEWS RELEASE

UNISYS

Media Contact:
Elizabeth Douglass, 215-986-6583
                    elizabeth.douglass@unisys.com

Investor Contact:
Jim Kerr, 215-986-5795
          jim.kerr@unisys.com

UNISYS REPORTS 9% REVENUE GROWTH AND MEETS
EARNINGS TARGET FOR THIRD QUARTER OF 2003; CASH FROM OPERATIONS
DOUBLES FROM PRIOR YEAR

COMPANY ON TRACK TO ACHIEVE EARNINGS PER SHARE TARGET OF 77 CENTS
FOR FULL-YEAR 2003

BLUE BELL, Pa., Oct. 15, 2003--Unisys Corporation (NYSE:UIS) reported today that its revenue grew 9% in the third quarter of 2003 and it met its targeted earnings per share (EPS) range for the quarter. Unisys generated $114 million of cash from operations in the quarter compared to $57 million in the year-ago period, and the company reaffirmed its outlook for double-digit EPS growth for the full year of 2003.

    For the third quarter of 2003, Unisys reported net income of $56.2 million, or 17 cents per share, compared to net income of $59.0 million, or 18 cents per share, in the year-ago quarter. The third-quarter 2003 results reflected a decrease in pension income from $37 million in the third quarter of 2002 to $9 million in the current quarter. Revenue for the third quarter of 2003 was $1.45 billion, up from revenue of $1.33 billion in the year-ago period. Currency had a 4 percentage-point positive impact on the company's revenue in the third quarter, as the U.S. dollar remained weak against most major currencies worldwide.

    Comments from Chairman and CEO Larry Weinbach

    "We delivered a strong performance in the third quarter of 2003," said Unisys Chairman and CEO Lawrence A. Weinbach. "In what is typically a seasonally weak quarter for the technology industry, we met our financial expectations by staying focused and continuing to execute our value-added strategy. We achieved earnings per share of 17 cents in the quarter, which was within our targeted EPS range of 15 to 20 cents. This was achieved despite a $28 million decrease in pension income compared to the prior year.

    "I am pleased by the growth we're seeing at the top line. We grew our third-quarter 2003 revenue by 9% -- our third straight quarter of revenue growth. This was driven by growth in both our services and technology businesses. Our services business showed continued double-digit growth, driven by growth in all of our service lines. Our technology business delivered 3% revenue growth in a tough industry environment. Sales of our ClearPath systems rebounded in the quarter and showed year-over-year double-digit growth, and sales of our high-end, Intel-based ES7000 servers grew more than 50% again this quarter compared to the prior-year quarter."

    Key highlights of the quarter included:

    -- Continued expansion of the company's security offerings. In the third quarter Unisys was selected for three additional pilot projects as part of the "Operation Safe Commerce" program funded by the U.S. Transportation Security Administration (TSA). Unisys is now leading four pilot projects -- more than any other services supplier in the program -- to help design and test new processes and technologies for securing the flow of goods coming into key U.S. seaports. The company's commercial partners in this secure supply-chain initiative include Sara Lee and Motorola. These pilot projects build on the company's ongoing work with homeland security.

    -- Expansion of the Unisys Business Blueprinting strategy announced earlier in 2003. Unisys has seen strong client interest in its innovative Business Blueprinting services. Through these services, Unisys consultants and industry experts work with clients to create standards-based, digital models that link strategy to the business processes, software applications, and systems that support the strategy. Unisys is creating Blueprints for more than a dozen focused industry segments, including enterprise payments, life and pensions administration, cargo security, and justice and public safety. These Blueprints can be applied in consulting and systems integration projects, or in longer-term outsourcing and business process utility arrangements.

    -- Continued double-digit growth in the Unisys ES7000 server sales. Unisys continues to see strong momentum in this program, with both new and existing clients ordering multiple units of the ES7000 to run enterprise applications and consolidate low-end servers. New ES7000 customers purchasing multiple units in the third quarter included Vodafone, the U.S. Army Reserve, Konica Europe, and Banco Pactual in Brazil.

    "Our solutions are innovative, leading-edge, and -- most important -- they add value to our clients' business," Weinbach said. "Few IT services providers can offer the end-to-end portfolio of value-added services and servers that Unisys offers. And even fewer have the in-depth domain expertise to apply these end-to-end capabilities to meet specific industry problems."

    Overall Company Highlights

    Unisys reported revenue growth in both its U.S. and international markets in the third quarter. U.S. revenue grew 11% to $684 million, driven by continued strong growth in the company's U.S. Federal government business. Revenue in international markets increased 7% to $766 million, as growth in Europe more than offset a revenue decline in Latin America and a slight revenue decline in the Asia/Pacific region. On a constant currency basis, revenue in international markets was flat in the quarter.

    Unisys said total worldwide orders showed double-digit declines in the third quarter. Services orders declined principally due to lower outsourcing orders, which can vary significantly quarter to quarter because of the size and complexity of the contracts. The third quarter of 2002 included a large U.S. outsourcing contract. Technology orders were up over the prior year. Geographically, U.S. orders showed double-digit declines while international orders rose in the quarter compared to the prior year.

    Early in the fourth quarter of 2003, Unisys signed a 10-year contract with HBOS plc that is expected to add about $140 million of revenue to the Unisys payment processing operation in the U.K. This further solidifies Unisys position as the leading provider of payment processing services in that country.

    Unisys reported an overall third-quarter 2003 gross profit margin of 29.3% compared to 30.3% in the year-ago period. Operating profit margins increased slightly to 7.3% from 7.2% in the year-ago quarter.

    Selling, general, and administrative (SG&A) expenses increased slightly from third-quarter 2002 levels. As a percentage of revenue, SG&A expenses declined to 17.3% of revenue in the third quarter of 2003 compared to 18.1% of revenue in the year-ago quarter.

    Business Segment Highlights

    Customer revenue in the company's services segment grew 11% in the third quarter, driven by growth in all service lines. Primarily reflecting significantly lower levels of pension income, gross profit margins in the services business declined 2.7 percentage points from year-ago levels to 19.8%, and services operating margins declined 1.8 percentage points from a year ago to 3.9%.

    Customer revenue in the company's technology segment grew 3% in the third quarter, driven by growth in the company's enterprise server business. Unisys reported double-digit sales growth in ClearPath systems and more than 50% sales growth in ES7000 servers over the prior-year quarter. Reflecting a richer mix of ClearPath servers and software, gross margins in the technology business increased 6.7 percentage points from year-ago levels to 53.1%, and technology operating margins increased 6.4 percentage points from a year ago to 16.5%.

    Cash Flow and Balance Sheet Highlights

    Unisys generated $114 million of cash flow from operations in the third quarter compared to $57 million in the year-ago quarter. The improvement in operational cash flow in the quarter primarily reflected improved working capital management. Cash expenditures for prior restructuring actions were $6 million in the third quarter of 2003 compared to $24 million in the year-ago quarter.

    Capital expenditures in the third quarter of 2003 were $98 million, including $72 million invested in revenue-generating projects. This compared to capital expenditures of $80 million, including $59 million for revenue-generating projects, in the year-ago quarter. Unisys had $403 million of cash on hand at September 30, 2003.

    Year-to-Date Results

    For the nine months ended September 30, 2003, Unisys reported net income of $147.2 million, or 44 cents per diluted share, compared to net income of $133.9 million, or 41 cents per diluted share, in the first nine months of 2002. Revenue for the first nine months of 2003 was $4.27 billion compared to revenue of $4.05 billion in the first nine months of 2002.

    Business Outlook

    "We are on track to achieve our strategic and financial objectives for 2003," Weinbach said. "While the global environment remains challenging, we are steadily enhancing the Unisys reputation in key growth areas such as business process outsourcing, managed services, security, and high-end Intel-based servers. For the full year of 2003, we continue to look for targeted earnings per share of 77 cents on mid single-digit revenue growth."

    Conference Call

    Unisys will hold a conference call today at 8:15 a.m. Eastern Time to discuss its results. The listen-only Webcast, as well as the accompanying presentation materials, can be accessed via a link on the Unisys Investor Web site at www.unisys.com/investor. Following the call, an audio replay of the Webcast, and accompanying presentation materials, can be accessed through the same link.

    About Unisys

    Unisys is a worldwide information technology services and solutions company. Our people combine expertise in systems integration, outsourcing, infrastructure, server technology and consulting with precision thinking and relentless execution to help clients, in more than 100 countries, quickly and efficiently achieve competitive advantage. For more information, visit www.unisys.com.

    Forward-Looking Statements

    Any statements contained in this release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements rely on assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. The factors that could affect the company's future financial results are discussed more fully in the company's periodic reports as filed with the Securities and Exchange Commission.

    RELEASE NO: 1015/8343 (See accompanying financial information)

    http://www.unisys.com/about__unisys/news_a_events/10158343.htm

    Unisys is a registered trademark of Unisys Corporation. All other brands and products referenced herein are acknowledged to be trademarks or registered trademarks of their respective holders.

                          UNISYS CORPORATION
                   CONSOLIDATED STATEMENTS OF INCOME
                   (Millions, except per share data)

                           Three Months         Nine Months
                        Ended September 30   Ended September 30
                        ------------------   ------------------
                          2003      2002       2003      2002
                        --------  --------   --------  --------
Revenue
  Services              $1,124.3  $1,016.3   $3,394.7  $3,104.8
  Technology               325.4     316.0      878.9     949.8
                        --------  --------   --------  --------
                         1,449.7   1,332.3    4,273.6   4,054.6
Costs and expenses
  Cost of revenue:
    Services               886.1     766.5    2,675.4   2,362.0
    Technology             138.5     162.8      393.9     495.8
                        --------  --------   --------  --------
                         1,024.6     929.3    3,069.3   2,857.8
  Selling, general and
    administrative         251.0     241.3      737.1     732.2
  Research and
    development             68.2      65.5      198.7     192.6
                        --------  --------   --------  --------
                         1,343.8   1,236.1    4,005.1   3,782.6
                        --------  --------   --------  --------
Operating income           105.9      96.2      268.5     272.0

Interest expense            17.2      17.6       51.3      53.2
Other income
 (expense), net             (4.7)      9.5        2.5     (18.9)
                        --------  --------   --------  --------
Income before income
 taxes                      84.0      88.1      219.7     199.9
Provision for income
 taxes                      27.8      29.1       72.5      66.0
                        --------  --------   --------  --------
Net income                 $56.2     $59.0     $147.2    $133.9
                        ========  ========   ========  ========
Earnings per share
Basic                     $  .17    $  .18     $  .45    $  .41
                        ========  ========   ========  ========
Diluted                   $  .17    $  .18     $  .44    $  .41
                        ========  ========   ========  ========
Shares used in the per
  share computations
  (thousands):
  Basic                  330,033   324,075    328,675   322,792
                        ========  ========   ========  ========
  Diluted                333,979   324,669    331,317   324,079
                        ========  ========   ========  ========

                          UNISYS CORPORATION
                            SEGMENT RESULTS
                              (Millions)

                                 Elimi-
                       Total     nations   Services   Technology
                      --------   --------  --------   ----------

Three Months Ended
September 30, 2003
------------------
Customer revenue     $1,449.7              $1,124.3      $325.4
Intersegment                      ($66.4)       7.3        59.1
                      --------   --------   --------    --------
Total revenue        $1,449.7     ($66.4)  $1,131.6      $384.5
                      ========   ========   ========    ========

Gross profit percent    29.3%                 19.8%       53.1%
                      ========              ========    ========
Operating profit
  percent                7.3%                  3.9%       16.5%
                      ========              ========    ========

Three Months Ended
September 30, 2002
------------------
Customer revenue     $1,332.3              $1,016.3      $316.0
Intersegment                      ($69.4)       6.5        62.9
                      --------   --------   --------    --------
Total revenue        $1,332.3     ($69.4)  $1,022.8      $378.9
                      ========   ========   ========    ========

Gross profit percent    30.3%                 22.5%       46.4%
                      ========              ========    ========
Operating profit
  percent                7.2%                  5.7%       10.1%
                      ========              ========    ========

Nine Months Ended
September 30, 2003
------------------
Customer revenue     $4,273.6              $3,394.7      $878.9
Intersegment                     ($225.6)      19.2       206.4
                      --------   --------   --------    --------
Total revenue        $4,273.6    ($225.6)  $3,413.9    $1,085.3
                      ========   ========   ========    ========

Gross profit percent    28.2%                 19.5%       50.0%
                      ========              ========    ========
Operating profit
  percent                6.3%                  4.2%       12.0%
                      ========              ========    ========

Nine Months Ended
September 30, 2002
------------------
Customer revenue     $4,054.6              $3,104.8      $949.8
Intersegment                     ($233.0)      32.2       200.8
                      --------   --------   --------    --------
Total revenue        $4,054.6    ($233.0)  $3,137.0    $1,150.6
                      ========   ========   ========    ========

Gross profit percent    29.5%                 22.0%       45.2%
                      ========              ========    ========
Operating profit
  percent                6.7%                  5.5%       10.0%
                      ========              ========    ========

                          UNISYS CORPORATION
                      CONSOLIDATED BALANCE SHEETS
                              (Millions)

                                       September 30, December 31,
                                           2003         2002
                                        ----------   ----------
Assets
Current assets
 Cash and cash equivalents                  $402.7       $301.8
 Accounts and notes receivable, net          961.8        955.6
 Inventories
   Parts and finished equipment              136.2        165.3
   Work in process and materials             113.6        127.5
 Deferred income taxes                       313.8        311.3
 Other current assets                         86.3         84.5
                                        ----------   ----------
 Total                                     2,014.4      1,946.0
                                        ----------   ----------
Properties                                 1,718.2      1,542.7
 Less accumulated depreciation
   and amortization                        1,033.7        932.9
                                        ----------   ----------
 Properties, net                             684.5        609.8
                                        ----------   ----------
Investments at equity                        124.2        111.8
Marketable software, net                     329.0        311.8
Deferred income taxes                      1,476.0      1,476.0
Goodwill                                     165.6        160.6
Other long-term assets                       392.4        365.4
                                        ----------   ----------
 Total                                    $5,186.1     $4,981.4
                                        ==========   ==========

Liabilities and stockholders' equity
Current liabilities
 Notes payable                               $20.3        $77.3
 Current maturities of long-term debt          1.8          4.4
 Accounts payable                            416.6        532.5
 Other accrued liabilities                 1,242.2      1,341.4
 Income taxes payable                        248.6        228.9
                                        ----------   ----------
 Total                                     1,929.5      2,184.5
                                        ----------   ----------
Long-term debt                             1,047.4        748.0
Accrued pension liabilities                  660.9        727.7
Other long-term liabilities                  472.5        465.2
Stockholders' equity
 Common stock                                  3.3          3.3
 Accumulated deficit                        (526.4)      (673.5)
 Other capital                             3,801.3      3,763.1
 Accumulated other comprehensive loss     (2,202.4)    (2,236.9)
                                        ----------   ----------
 Stockholders' equity                      1,075.8        856.0
                                        ----------   ----------
 Total                                    $5,186.1     $4,981.4
                                        ==========   ==========

                          UNISYS CORPORATION
                 CONSOLIDATED STATEMENT OF CASH FLOWS
                              (Millions)

                                             Nine Months Ended
                                                September 30
                                             ------------------
                                               2003       2002
                                             -------    -------
Cash flows from operating activities
Net income                                    $147.2     $133.9
Add (deduct) items to reconcile
 net income to net cash provided
 by operating activities:
Depreciation and amortization
 of properties                                 131.4      111.7
Amortization:
 Marketable software                            92.2       90.1
 Deferred outsourcing contract costs            23.5       14.1
(Increase) in deferred
 income taxes, net                              (2.5)      (2.5)
(Increase) decrease in receivables, net        (32.3)     208.0
Decrease in inventories                         43.0       88.2
(Decrease) in accounts payable
 and other accrued liabilities                (180.0)    (375.8)
Increase in income taxes payable                19.8        7.0
(Decrease) in other liabilities                (56.8)     (33.3)
(Increase) in other assets                     (29.9)    (178.8)
Other                                            6.5        7.4
                                             -------    -------
Net cash provided by operating activities      162.1       70.0
                                             -------    -------
Cash flows from investing activities
 Proceeds from investments                   3,626.1    2,360.1
 Purchases of investments                   (3,663.2)  (2,384.0)
 Investment in marketable software            (109.4)    (105.0)
 Capital additions of properties              (177.9)    (151.8)
 Purchases of businesses                        (2.0)      (4.8)
                                             -------    -------
Net cash used for investing activities        (326.4)    (285.5)
                                             -------    -------
Cash flows from financing activities
 Proceeds from issuance of long-term debt      293.3
 Net (reduction in) proceeds from
   short-term borrowings                       (57.0)      33.8
 Proceeds from employee stock plans             21.0       21.9
 Payments of long-term debt                     (3.8)      (1.6)
                                             -------    -------
Net cash provided by financing activities      253.5       54.1
                                             -------    -------
Effect of exchange rate changes on cash
 and cash equivalents                           11.7        1.7
                                             -------    -------
Increase (decrease) in cash
  and cash equivalents                         100.9     (159.7)
Cash and cash equivalents, beginning of
 period                                        301.8      325.9
                                             -------    -------
Cash and cash equivalents, end of period      $402.7     $166.2
                                             =======    =======